Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 15, 2010, is entered into by and between QEP Resources, Inc., a Delaware corporation (the “Company”), Questar Corporation, a Utah corporation (“Questar”), and Charles B. Stanley (“Executive”).

WHEREAS, the Board of Directors of Questar has determined that it is appropriate, desirable and in the best interests of Questar and its stockholders to separate Questar into two separate, independent and publicly traded companies (the “Separation”): (i) one comprising the exploration and production business, which shall be owned and conducted, directly or indirectly, by the Company, and (ii) one comprising the utility business, which shall continue to be owned and conducted, directly or indirectly, by Questar;

WHEREAS, Questar and the Company have entered into that certain Separation and Distribution Agreement (the “Separation Agreement”), setting forth the terms pursuant to which the Company shall be separated from Questar;

WHEREAS, Executive previously entered into an Employment Agreement dated as of February 1, 2004, and as subsequently amended, with Questar (the “Questar Employment Agreement”);

WHEREAS, the Company desires Executive to serve the Company as its President and Chief Executive Officer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties hereto acknowledge and agree that the Questar Employment Agreement, and all of Executive’s rights and interest therein and thereunder, are hereby cancelled and terminated upon the effectiveness of this Agreement, in consideration of the parties hereto entering into this Agreement;

WHEREAS, in consideration of, and as a material inducement to, Questar and the Company’s entrance into the Separation Agreement and consummation of the “Distribution” (as such term is defined in the Separation Agreement), the Company and Executive desire that this Agreement take effect upon the Distribution, and upon its effectiveness, supersede and replace the Questar Employment Agreement in its entirety; and

WHEREAS, this Agreement will become effective only if the Distribution occurs.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The terms set forth below have the following meanings:

Agreement Date means the first day immediately following the date of the Distribution.

Anniversary Date means any annual anniversary of the Agreement Date.

Bifurcated Equity Grants means any stock options or restricted stock granted to Executive while Executive was employed under the Questar Employment Agreement and subject to an award agreement, which grants were bifurcated and agreements amended pursuant to that certain Employee Matters Agreement by and between Questar and Company, dated as of June 14, 2010.

Board means the Board of Directors of the Company.

Cause means any of the following: (a) Executive’s conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) Executive’s willful or intentional material breach of this Agreement that results in financial detriment that is material to the Company and its affiliates taken as a whole.

For purposes of clause (b) of the preceding sentence, Cause shall not include any one or more of the following: (i) bad judgment, (ii) negligence, or (iii) any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which he was not legally entitled), or (iv) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least three months.

Change in Control means the following: A Change in Control of the Company shall be deemed to have occurred if (a) any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Distribution Date, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Distribution Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (c) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the

Company’s then outstanding securities; or (d) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Committee means the Compensation Committee of the Board.

Common Stock means the common stock of the Company.

Company means QEP Resources, Inc. on a consolidated basis, or the ultimate parent corporation of the acquiring or surviving company in the case of an acquisition, merger, consolidation, etc. involving QEP Resources, Inc.

Conversion Awards means restricted stock granted under the 2010 Long-Term Stock Incentive Plan or under the Questar Corporation Long-Term Stock Incentive Plan issued in exchange for a cash award under the Questar Corporation Long-Term Cash Incentive Plan for the 2009-2011 and 2010-2012 performance periods.

Date of Termination means the effective date of a Termination of Employment for any reason, including death or Disability, whether initiated by the Company or by Executive.

Disability means a condition that renders Executive unable to engage in any substantial, gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. The foregoing definition of “Disability” shall be interpreted in a manner consistent with Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.

Good Reason with respect to Executive’s termination of employment means any of the following events or conditions which occur without Executive’s written consent and which remain in effect after notice has been provided by Executive to the Company of such event or condition and the expiration of a 30 day cure period: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties, or responsibility; (iii) a material change in the geographic location at which Executive performs services; or (iv) any other action or inaction that constitutes a material breach by the Company or its Subsidiaries of this Agreement. Executive’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following Executive’s discovery of the relevant event or condition. Any reasonable determination by Executive that any of the specified events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes.

Subsidiary means any entity of which the Company, directly or indirectly, owns at least 50 percent of the outstanding shares of capital stock or any partnership interest entitled to vote for the election of directors.

Termination for Good Reason means a Termination of Employment by Executive for a Good Reason.

Termination of Employment means a termination by the Company or by Executive of Executive’s employment by the Company.

Termination Without Cause means a Termination of Employment by the Company for any reason other than Cause or Executive’s death or Disability.

ARTICLE 2

DUTIES

President and Chief Executive Officer. The Company shall employ Executive during the term of this Agreement as President and Chief Executive Officer of Company at its principal location in Denver, Colorado, reporting to the Board. Executive, during the term of this Agreement, shall devote substantially all of his business time, attention, and effort to the affairs of the Company and shall use his reasonable efforts to promote the best interests of the Company.

Director Status. As long as Executive serves as an employee or officer during the term of this Agreement, the Board shall appoint or nominate Executive as member of the Board. At its discretion, the Board of Directors of any Subsidiary may appoint Executive to serve as a director of such Subsidiary.

ARTICLE 3

TERM OF EMPLOYMENT AGREEMENT

Subject to earlier termination in accordance with Article 7, this Agreement shall begin on the Agreement Date and end on the Anniversary Date that is three years after such Agreement Date (the “Employment Term”). Upon expiration of the Employment Term, Executive’s continued employment with Company shall be on an “at will” basis.

ARTICLE 4

COMPENSATION

4.1 Salary. The Company shall pay Executive an annual base salary of $720,000 payable in semi-monthly installments (“Base Salary”). The Committee shall review Executive’s Base Salary when it reviews the base salaries paid to the Company’s other executive officers each year and can only increase, not reduce, Executive’s Base Salary. Effective as of the date of any such increase in Executive’s Base Salary, the Base Salary shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement without Executive’s written consent.

4.2 Annual Bonus Plans. Executive shall be nominated to participate in the Company’s annual bonus plans, including the Annual Management Incentive Plan II (AMIPII),

for each performance period established during the term of this Agreement and shall have an aggregate target bonus under such plans equal to at least 90 percent of his base salary (“Target Bonus”). The annual minimum, target, and maximum performance goals for the Company and its principal Subsidiaries shall be approved by the Committee within 90 days after the beginning of the performance period.

4.3 Other Bonus Programs. Executive shall be nominated to participate in the Company’s Long-Term Cash Incentive Plan and any additional incentive compensation program adopted by the Committee or the Board for the Company’s officers. Unless Executive consents in writing or unless the special program is for specific hiring or retention purposes, Executive shall be granted a Target Bonus opportunity in such program that shall be at least equal to that provided to any other Company officer.

ARTICLE 5

STOCK OPTIONS, RESTRICTED

STOCK AND STOCK OWNERSHIP

5.1 Equity Grants. Executive shall be granted stock options, restricted stock awards, stock appreciation rights, performance shares, or other equity-based compensation pursuant to the Company’s 2010 Long-Term Stock Incentive Plan when the Committee or Board makes such awards to other officers of the Company. Unless Executive consents in writing or unless the awards are for specific hiring or retention purposes, Executive shall be granted an equity award at least equal to that provided to any other officer. The agreements for any options granted to Executive shall contain a special provision that permits Executive to have 30 days after Termination of Employment (for reasons other than death, Disability, approved retirement, or a Change in Control) to exercise the vested portion of any options granted to him. (If Executive’s employment is terminated for one of the specified reasons, he shall have longer periods of time in which to exercise his options as specified in the underlying agreements for such options.)

5.2 Stock Ownership. The Company requires all officers to own shares of the Company’s common stock. During the course of this Agreement, Executive is expected to acquire and retain shares of the Company’s common stock (including phantom stock units) having a value equal to at least 6 times his annual Base Salary. Executive cannot sell shares of common stock other than to satisfy tax obligations associated with recognizing income in conjunction with stock distributions or stock options without advance notice to the Chair of the Compensation Committee of the Company’s Board.

ARTICLE 6

OTHER BENEFITS

6.1 Qualified Retirement Plans. During the term of this Agreement, Executive shall be entitled to participate in the qualified plans (including defined benefit and 401(k) savings) sponsored by the Company in accordance with the general rules applicable to other employees participating in such plans; provided, however, that Executive will not be eligible to accrue any additional benefits under the Company’s defined benefit plan on and after the Agreement Date, but will instead receive additional benefits under the Company’s nonqualified supplemental executive retirement plan to compensate him for any loss of additional benefits accrued after the Agreement Date until the Date of Termination.

6.2 Welfare Benefit Plans. During the term of this Agreement, Executive shall be eligible to participate in the welfare benefit plans and programs (including health, life insurance, catastrophe accident, cafeteria, disability) sponsored by the Company in accordance with the general rules applicable to such plans.

6.3 Paid Time Off. During the term of this Agreement, Executive shall be entitled to paid time off (PTO) in accordance with the Company’s general rules for PTO, except that Executive shall have the right to accrue 264 hours per year (22 hours per month).

6.4 Nonqualified Benefit Plans. During the term of this Agreement, Executive shall be eligible to participate in the Company’s optional nonqualified plans such as the Deferred Compensation Wrap Plan, and its component programs and shall be covered by the Company’s Supplemental Executive Retirement Plan.

6.5 Change in Control/Indemnification. Executive has been nominated to participate in the Company’s Executive Severance Compensation Plan (“Change in Control Plan”) and has been given an Indemnification Agreement. In the event of Executive’s Termination of Employment following a Change in Control, Executive shall be entitled to receive the greater of the payment due him under the Change in Control Plan or under this Agreement, but not payments under both.

6.6 Other Benefits. During the term of this Agreement, Executive shall be entitled to participate in any special programs adopted for the Company’s executive officers.

6.7 Office and Support Staff. During the term of this Agreement, Executive shall be entitled to an office and secretarial assistance appropriate to his position.

6.8 Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by him and approved in accordance with the Company’s standard policies. The amount of expenses eligible for reimbursement in Executive’s taxable year may not affect the expenses for reimbursement in any other taxable year.

ARTICLE 7

TERMINATION OF EMPLOYMENT

7.1 Termination for Cause. If the Company terminates Executive’s employment for Cause, the Company shall only be required to pay Executive any earned but unpaid base salary and PTO.

The Company may not terminate Executive’s employment for Cause unless it has: (a) officially given Executive written notice at least 30 days prior to the Date of Termination of its intent to terminate Executive’s employment, which written notice shall contain a detailed description of the specific reasons that form the basis for such action; (b) provided Executive an opportunity to appear before the Board prior to the Date of Termination to present arguments on his own behalf; and (c) received the affirmative vote of at least two-thirds of the members of the Board (excluding Executive if he is then serving on the Board) that it is proper to terminate Executive’s employment for Cause. Pending the final resolution of any disputes concerning Executive’s termination of employment for Cause, the Board my suspend Executive with pay.

7.2 Termination for Death or Disability. If Executive’s employment terminates during the term of this Agreement due to Executive’s death or Disability, the Company shall pay to Executive’s beneficiary or estate (in the event of his death), or to Executive (in the event of his Disability), a lump-sum amount equal to Executive’s monthly Base Salary for the remainder of the month in which his death or Disability occurred and for one subsequent month. The Company shall pay to Executive (or his beneficiary or estate in the event of his death) a lump-sum amount equal to the Target Bonus under the annual bonus plans maintained by the Company for the year in which he died or became disabled. The Company shall also pay Executive (or his beneficiary or estate in the event of his death) a lump sum amount equal to his Target Bonus under the Company’s Long-Term Cash Incentive Plan for each separate performance period that has begun during the term of this Agreement to the extent that such Target Bonus has been set by the Committee or Board (including any performance period still in existence under the Questar Long-Term Cash Incentive Plan). Any Bifurcated Equity Grants shall vest in accordance with the terms of such grants, with any vested options exercisable by Executive (or his estate in the event of his death) in accordance with the terms of such option agreements. Any grants of restricted stock, options to purchase shares of the Company’s common stock, stock appreciation rights, or other equity-based awards (“Equity Grants”) made to Executive under this Agreement on or following the Agreement Date, and any Conversion Awards, shall vest in the event of Executive’s death or Disability.

7.3 Termination Without Cause. If the Company terminates Executive’s employment during the term of this Agreement for some reason other than Cause, death or Disability, the Company shall pay Executive a lump-sum amount equal to (i) three times Executive’s Base Salary, and (ii) three times the amount of the annual cash bonus(es) Executive actually received under the Company’s annual bonus plan(s) in the year immediately prior to the Date of Termination. For the avoidance of doubt, annual bonus plan(s) includes payments under the Company’s AMIPII or other annual cash incentive plan for the employees of Company or its affiliates, and including, where applicable, payments under the Questar AMIPII or QMR cash incentive plan for its employees while Executive was employed under the Questar Employment Agreement). Annual bonus plans does not include any payment under the Company’s or Questar’s Long-Term Cash Incentive Plan (except that Executive shall receive accelerated vesting of the Conversion Awards set forth below). Amounts payable under this subsection will be paid in a cash lump sum, subject to applicable withholdings, within 30 days of the Date of Termination.

Any Bifurcated Equity Grants shall vest in accordance with the terms of such grants due to a Termination Without Cause. Any Equity Grants made to Executive under this Agreement on or following the Agreement Date, and any Conversion Awards, shall vest in full on Executive’s Date of Termination.

The parties hereto acknowledge and agree that expiration of the Employment Term by itself shall not be deemed to constitute a termination of Executive’s employment by the Company for some reason other than Cause or otherwise entitle Executive to any payments or benefits under this Section 7.3. Except for Executive’s earned but unpaid base salary and PTO, Executive shall not be entitled to any payments or benefits under this Section 7.3. after the expiration of the Employment Term.

7.4 Termination by Executive. Executive can terminate his employment for any reason provided that he gives the Board written notice at least 30 days’ prior to his Date of Termination.

(a) If Executive terminates his employment for other than Good Reason, he shall only be paid his earned but unpaid Base Salary and accrued PTO (up to time of termination).

(b) If Executive terminates his employment for Good Reason, the Company shall pay Executive a lump-sum amount equal to (i) three times Executive’s Base Salary; and (ii) three times the amount of the annual cash bonus(es) Executive actually received under the Company’s annual bonus plan(s) in the year immediately prior to the Date of Termination. For the avoidance of doubt, annual bonus plan(s) includes payments under the Company’s AMIPII or other annual cash incentive plan for the employees of Company or its affiliates, and including, where applicable, payments under the Questar AMIPII or QMR cash incentive plan for its employees while Executive was employed under the Questar Employment Agreement). Annual bonus plans does not include any payment under the Company’s or Questar’s Long-Term Cash Incentive Plan (except that Executive shall receive accelerated vesting of the Conversion Awards set forth below). Amounts payable under this subsection will be paid in a cash lump sum, subject to applicable withholdings, within 30 days of the Date of Termination. Any Bifurcated Equity Grants shall vest in accordance with the terms of such grants due to a Termination by Executive for Good Reason. Any Equity Grants made to Executive under this Agreement on or following the Agreement Date, and any Conversion Awards, shall vest in full on Executive’s Date of Termination. The parties hereto acknowledge and agree that expiration of the Employment Term by itself shall not be deemed to constitute a termination of Executive’s employment by Executive for Good Reason or otherwise entitle Executive to any payments or benefits under this Section 7.4(b). Except for Executive’s earned but unpaid base salary and PTO, Executive shall not be entitled to any payments or benefits under this Section 7.4(b) after the expiration of the Employment Term.

7.5 409A Payment and Ordering Rules. Payments under this Article 7 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A. Any payments that do not so qualify are intended to qualify for the Code Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”). Any payments under this Article 7 that are not exempted from Code Section 409A and that are payable prior to the date that is six months and one day after the date of termination (the “Deferred Payment Date”) shall be withheld by the Company and paid to Executive on the Deferred Payment Date or as soon thereafter as is administratively feasible. Nothing in this paragraph shall prohibit the Company and Executive from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1 Non-Solicitation of Employees. During the two year period immediately following the Date of Termination, Executive shall not directly or indirectly employ or seek to employ any employees of the Company or its Subsidiaries and shall not entice or otherwise encourage any such employee to leave such employment.

8.2 Confidentiality. During the term of this Agreement, Executive shall maintain the confidential nature of information concerning the Company’s financial results and business strategies and shall not disclose such information to any person whose interests are or may be adverse to the Company’s interests or any person that may use such information to obtain personal financial gain.

After a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge to anyone other than the Company and its designees any confidential or secret knowledge or information of the Company or its Subsidiaries that Executive has acquired or become acquainted with during the period of Executive’s employment by the Company, whether developed by himself or by others, concerning any trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company and its Subsidiaries, any confidential or secret development of the Company or its Subsidiaries, or any other confidential information or secret aspects of the business of the Company or its Subsidiaries (collectively, “Confidential Information”).

8.3 Injunction. Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event he breaches the provisions of this Article 8. Consequently, Executive agrees that the Company is entitled to an injunction to prevent Executive from any breach of the provisions of this Article in addition to other rights that the Company may have.

ARTICLE 9

SUCCESSOR TO COMPANY

This Agreement shall bind any successor to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In the event that a successor fails to expressly and unconditionally assume and agree to perform the Company’s obligations under this Agreement, such failure shall be deemed to be a material breach of this Agreement.

ARTICLE 10

MISCELLANEOUS

Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries designated by Executive in writing to the Company during his lifetime, or if no such beneficiary is designated, to the beneficiary(ies) designated by Executive (or deemed by law to be designated) under QEP Resources, Inc.’s Employee Investment Plan. Such payment shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior beneficiary, may change his designation of beneficiary or beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

Assignment Successors. Except as provided above in Article 9, the Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

Good Faith. During the term of this Agreement, Executive shall notify the Company’s Chairman and the Chairman of the Board’s Executive Committee if he is being seriously considered for a senior management position with another entity.

Nonalienation. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution of levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

Arbitration. Any dispute under this Agreement shall be settled by arbitration in Denver, Colorado pursuant to the Commercial Rules then in effect of the American Arbitration Association. The Company and its successors shall reimburse Executive for any legal expenses and arbitration expenses that he may reasonably incur in conjunction with any disputes concerning the interpretation or enforcement of the provisions contained in this Agreement.

Severability. If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

409A Savings Clause. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code

Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A.

Amendment: Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to	QEP Resources, Inc.
Independence Plaza
1050 17th St, Suite 500 Denver, CO 80265-1050
Attention: General Counsel

If to Questar, to	Questar Corporation
180 East 100 South
Salt Lake City, UT 84111
Attention: General Counsel

If to Executive, to:	Executive at his last known address on the Company’s records.

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

Counterparts and Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A facsimile signature may be accepted as an original signature.

Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter, including, without limitation the Questar Employment Agreement.

Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the state of Colorado, without regard to its choice of law principles.

Survival of Executive’s Rights and Obligations. All of Executive’s rights and obligations shall survive Executive’s Termination of Employment and/or the termination of this Agreement.

Effectiveness. This Agreement shall become effective upon the Distribution Date. Notwithstanding anything contained herein, in the event that the Separation Agreement is terminated or the Distribution otherwise does not occur for any reason, this Agreement shall automatically, and without notice, terminate without any obligation due to any party and the provisions of this Agreement shall be of no force or effect.

Termination of Questar Employment Agreement. Executive hereby resigns from his position as an officer, employee and/or director of Questar, including, without limitation, Executive’s position as a member of the Questar Employee Benefits Committee, and Questar hereby accepts such resignation, effective as of the Distribution Date. Executive acknowledges and agrees that he will have no further duties or responsibilities and no further authority on behalf of Questar after the Distribution Date, other than as specifically set forth herein. Executive and Questar agree that the Questar Employment Agreement shall terminate and shall cease to be of further force or effect upon the Distribution Date and that such termination shall not constitute a Termination of Employment or a Change of Control under the Questar Employment Agreement. Executive agrees to waive and release any and all rights, claims, costs, expenses or damages under the Questar Employment Agreement. Equity granted to Executive under the Questar Employment Agreement will be adjusted pursuant to the Employee Matters Agreement and shall continue to vest according to its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

QEP RESOURCES, INC.

By:	/s/ Keith O. Rattie
Keith O. Rattie
Chairman of the Board of Directors

EXECUTIVE

/s/ Charles B. Stanley
Charles B. Stanley

QUESTAR CORPORATION

By:	/s/ Keith O. Rattie
Keith O. Rattie
Chairman, President and Chief Executive Officer